Aflac Incorporated 2008 Form 10-K
EXHIBIT 21
Aflac Incorporated
SUBSIDIARIES
     The following list sets forth the subsidiaries of Aflac Incorporated:

Company	Jurisdiction

American Family Life Assurance Company of Columbus (Aflac)	Nebraska
*American Family Life Assurance Company of New York	New York
Communicorp, Incorporated	Georgia
Aflac Information Technology, Incorporated	Georgia
Aflac International, Incorporated	Georgia
**Aflac Insurance Services Company, Limited	Japan
**Aflac Payment Service, Limited	Japan
**Aflac Counsel Incorporated	Japan
**Aflac Technology Services Company, Limited	Japan

*	Subsidiary of Aflac

**	Subsidiary of Aflac International, Incorporated